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                                                                    EXHIBIT 12.1

                              OHIO EDISON COMPANY
                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES




                                                                                                                           Twelve
                                                                                                                           Months
                                                                               Year Ended December 31,                     Ended
                                                                   ---------------------------------------------------    June 30,
                                                                     1990       1991       1992       1993       1994       1995
                                                                   --------   --------   --------   --------   --------   --------
                                                                                    (Dollars in Thousands)              (Unaudited)
EARNINGS AS DEFINED IN REGULATION S-K:
  Income before extraordinary items  . . . . . . . . . . . . .     $281,676   $264,823   $276,986   $ 24,523   $303,531   $310,208
  Interest and other charges, before reduction for amounts
  capitalized  . . . . . . . . . . . . . . . . . . . . . . . .      329,520    324,017    296,292    285,169    283,849    280,685
  Provision for income taxes . . . . . . . . . . . . . . . . .      170,804    173,725    147,407     32,431    188,886    192,288
  Interest element of rentals charged to income (a)  . . . . .      126,804    125,777    117,224    104,700    108,463    109,590
                                                                   --------   --------   --------   --------   --------   --------
          Earnings as defined  . . . . . . . . . . . . . . . .     $908,804   $888,342   $837,909   $446,823   $884,729   $892,771
                                                                   ========   ========   ========   ========   ========   ========


FIXED CHARGES AS DEFINED IN REGULATION S-K:
  Interest on long-term debt . . . . . . . . . . . . . . . . .     $293,993   $288,599   $275,835   $262,861   $259,554   $253,161
  Other interest expense . . . . . . . . . . . . . . . . . . .       25,545     27,696     13,958     16,445     18,931     22,736
  Subsidiary's preferred stock dividend requirements . . . . .        9,982      7,722      6,499      5,863      5,364      4,788
  Adjustment to subsidiary's preferred stock dividends to
  state on a pre-income tax basis  . . . . . . . . . . . . . .        6,009      5,018      3,420      7,659      3,294      2,925
  Interest element of rentals charged to income (a)  . . . . .      126,804    125,777    117,224    104,700    108,463    109,590
                                                                   --------   --------   --------   --------   --------   --------
          Fixed charges as defined . . . . . . . . . . . . . .     $462,333   $454,812   $416,936   $397,528   $395,606   $393,200
                                                                   ========   ========   ========   ========   ========   ========

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES (b)  . . . . .         1.97       1.95       2.01       1.12       2.24       2.27
                                                                       ====       ====       ====       ====       ====       ====


_______________________________
(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
(b) These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $16,922,000, $13,298,000, $9,762,000, $8,565,000, $7,424,000 and $6,874,000 for each of the five years ended December 31, 1994, and the twelve months ended June 30, 1995, respectively.